Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Company	State of Incorporation

Young Dental Manufacturing I, LLC	Missouri
YI Europe, Limited	England
Young Acquisitions Company	Missouri
Panoramic Rental Corp	Missouri
Athena Technology, LLC	Missouri
Young PS Acquisitions, LLC	Delaware
Young Colorado, LLC	Delaware
Young OS, LLC	Delaware
YI Ventures, LLC	Delaware
Mid-West Dental Laboratory, Inc.	Indiana
Young Microbrush LLC	Delaware
Young Microbrush International, LLC	Delaware
Young Microbrush Ireland, Ltd	Ireland
Sav-A-Life, LLC	Illinois
2720 Corporate Parkway, LLC	Illinois